Exhibit 99.1

ART’S WAY MANUFACTURING ANNOUNCES 33.3% INCREASE IN YEAR OVER YEAR FIRST QUARTER NET SALES

Conference Call Scheduled For Monday, April 15, 2013 at 10:00 AM CT

ARMSTRONG, IOWA, April 15, 2013 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services is pleased to announce its financial results for the three months ended February 28, 2013.

In conjunction with the release, the Company has scheduled a conference call for Monday, April 15, 2013 at 10:00 AM CT. Carrie Majeski, President, Chief Executive Officer and interim Chief Financial Officer, and J. Ward McConnell, Jr., Chairman of the Board of Directors of Art’s Way Manufacturing will be leading the call to discuss the first quarter financial results, and will also provide an outlook for the balance of 2013.

What: Art’s Way Manufacturing First Quarter Financial Results.

When: Monday, April 15, 2013 10:00 AM CT.

How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

Financial Highlights For the Three Months Ended February 28, 2013:

●	Net sales for the three months ended February 28, 2013 increased 33.3% over the same quarter in 2012.

●	Operating income for the three months ended February 28, 2013 increased to $713,000 from an operating income of $362,000 during the same quarter in 2012.

●	Net income for the three months ended February 28, 2013 increased to $819,000 from a net income of $193,000 during the same quarter in 2012.

●	Earnings per basic and diluted share for the three months ended February 28, 2013 were $0.20 per share versus earnings per basic and diluted share of $0.05 per share for the same quarter in 2012.

	For the Three Months Ended (Consolidated)
	February 28, 2013	February 29, 2012	Change
Net Sales	$8,415,000	$6,312,000	33.3%
Operating Income	$713,000	$362,000	97.0%
Net Income	$819,000	$193,000	324.4%
EPS (Basic)	$0.20	$0.05	300.0%
EPS (Diluted)	$0.20	$0.05	300.0%
Weighted Average Shares Outstanding:
Basic	4,035,052	4,028,193
Diluted	4,047,134	4,046,125

Net Sales: Our consolidated net sales for the three-month period ended February 28, 2013 were $8,415,000 compared to $6,312,000 during the same respective period in 2012, a $2,103,000, or 33.3%, increase for the quarter. Consolidated gross profit margin for the first fiscal quarter and year-to-date of 2013 was 28.2% compared to 23.4% during the first fiscal quarter and year-to-date of 2012.

Manufacturing: Our first fiscal quarter sales at Manufacturing were $7,004,000, compared to $3,988,000 during the same period of 2012, an increase of $3,016,000, or 75.6%. The year over year increase in revenue was primarily due to the additional sales of $1,221,000 attributable to the acquisition of Universal Harvester Co., Inc. (“UHC”) in May 2012 and the timing of sales of $1,177,000 attributable to Original Equipment Manufacturing (OEM). Gross margin for the quarter ended February 28, 2013 was 28.0%, compared to 26.3% for the same period in 2012. The additional sales provided more volume in which to spread the fixed portion of manufacturing expenses.

Vessels: Our first fiscal quarter sales at Vessels were $394,000, compared to $330,000 for the same period in 2012, an increase of $64,000, or 19.4%. We have been working diligently to improve the consistency of our quality of goods and delivery of product. These improvements have helped us to capture additional sales as well as retain repeat customers. Gross margin for the quarter ended February 28, 2013 was (12.5%) compared to (12.6%) for the same period in 2012. Despite the increase in sales, our production levels were not sufficient to absorb our fixed overhead costs; consequently, Vessels continued to experience negative gross margins.

Scientific: Our first fiscal quarter sales at Scientific were $1,017,000, compared to $1,994,000 for the same period in fiscal 2012, a decrease of $977,000, or (49.0%). The decrease was primarily attributable to the near completion of an approximately $7 million fabrication and delivery contract executed in January 2012 and an approximately $1.7 million installation contract executed in April 2012. Scientific was hired to design, fabricate, and install twenty-four modular units over the course of approximately one year for one of the world’s leading research and teaching institutions. Most of the revenue for the contract was recognized during 2012. Scientific uses percent complete accounting to calculate revenue and gross margins for all contracts. Gross margin for the quarter ended February 28, 2013 was 44.9% compared to 23.5% for the same period in 2012. The gross margin increase was primarily due to the finalization of costs as compared to estimates. The team worked hard to control costs as projects were finalized.

Asset Disposal: We had been leasing approximately 88 acres of excess land to third parties for farming. This land was located near our Armstrong, Iowa facility. In December of 2012, we sold this excess land as three separate tracts. The net gain on the sale of all three tracts totaled $639,000.To better utilize our production facilities, our auger production was moved from our Salem, South Dakota facility to our West Union, Iowa production facility in July 2011. The Salem, South Dakota facility was sold in December 2012. A net loss of $9,000 was recognized in December 2012, which were the closing costs associated with the sale. The net gain for the three months ended February 28, 2013 on the sale of the 3 tracts of land and the Salem, South Dakota facility totaled $630,000.

Income: Consolidated operating income was $713,000 during the three months ended February 28, 2013 compared to our operating income of $362,000 for the three months ended February 29, 2012. The increase was primarily due to higher net sales. Consolidated net income was $819,000 for the three months ended February 28, 2013, compared to $193,000 for the same respective period in 2012. The changes to net income for the three-month period were primarily attributable to the net gain realized from the sale of the land near Armstrong.

Earnings per Share: Earnings per basic and diluted share were $0.20 for the three months ended February 28, 2013 as compared to earnings per basic and diluted share of $0.05 for the three months ended February 29, 2012.

J. Ward McConnell Jr., Chairman of the Board of Directors said, “I am very pleased with first quarter results. Net sales, net income and diluted earnings per share (EPS) all increased significantly. The solid financial performance in the first quarter demonstrates the continued strength of not only our core business but also the agricultural sector in general. Farmers have money and are willing to spend it and our niche agricultural machinery and equipment fit their needs perfectly.”

“Our accretive acquisition of Universal Harvester last year is proving to be very profitable and the long expected improvement at Vessels is slowly coming to fruition. As expected, Scientific is down after a record year, but the Scientific team is taking an aggressive marketing and sales approach to garner new contracts.”

“As we head into the balance of 2013 we intend to continue our commitment to strengthening our balance sheet, looking for meaningful and growth oriented acquisitions, and delivering superior results including customer service and increased shareholder value.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, and modular animal confinement buildings and laboratories. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; pressurized tanks and vessels; and modular buildings.

For More Information, Contact: Jim Drewitz, Investor Relations

830-669-2466

jim@jdcreativeoptions.com

www.jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our beliefs regarding the growth of our manufacturing segment and the agricultural sector in general; (ii) our expectations regarding profits attributable to Universal Harvester Co., Inc. (iii) our expectations regarding the ongoing performance of Vessels and Scientific; (iv) our beliefs regarding improvements in our balance sheet and our position for growth opportunities and acquisitions; and (v) our expected returns to shareholders, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: quarterly fluctuations in results; customer demand for our products; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; the management of growth; the availability of investment opportunities; unexpected changes to performance by Universal Harvester Co., Inc.; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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